UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 18, 2018

RESEARCH FRONTIERS INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-14893	11 -2103466
(STATE OR OTHER JURISDICTION	(COMMISSION	(IRS EMPLOYER
OF INCORPORATION)	FILE NUMBER)	IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE

WOODBURY, NEW YORK 11797-2033

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Orlando, Florida – October 18, 2018. General aviation and commercial transport aviation are different in many respects, yet they share a common goal: to improve the passenger experience. This has driven new innovations in aircraft cabin systems using Research Frontiers’ patented SPD-Smart electronically dimmable windows (EDWs) to improve how passengers feel while in flight.

This week’s NBAA business aviation show is the stage for visitors to experience just how intelligent aircraft passenger window systems have become – visitors are interacting with a variety of SPD-Smart EDW products by Research Frontiers licensees Vision Systems and InspecTech Aero Service. These solutions are delivering unprecedented benefits to passengers on board all types of fixed wing and rotor aircraft.

By using SPD-Smart EDWs, passengers and crews can “tune” the amount of light coming into the aircraft cabin, at the touch of a button – to preserve views, reduce unwanted glare, and manage the optimum amount of healthy daylight for passenger well-being. Cabin-wide control of the amount of light and glare entering the aircraft improves the flying experience for all, instantly transforming the cabin interior, and synergistically complementing other systems, such as mood lighting and in-flight entertainment systems.

Aircraft windows are a primary path for heat, noise, glare and other environmental elements entering an aircraft through the window opening. These unwanted elements – cabin heat while the aircraft is at the gate or on the taxiway, and cabin noise during the entire flight – are well known to cause passengers discomfort, fatigue, jet lag and other ailments. SPD-Smart EDWs, with their multilayer configuration of films and interlayers, provide all passengers with a cooler, quieter, and more comfortable cabin.

At NBAA, Vision Systems Featuring SPD-Smart Solutions for Airline Cabins and Cockpits

Vision Systems is presenting a diverse number of their second-generation SPD-Smart EDWs, branded Nuance V2. Nuance V2, with enhanced optics and a lower cost, responds to industry requests for systems that allow for brighter cabin interiors, while providing more effective shading.

The solutions on display at Vision Systems’ NBAA booth (#1964), include:

●	Multizone: This Nuance V2 solution allows independent control of light and glare through different “zones” of an SPD-Smart EDW, to any level of tint.

●	Variable light control with diffused light / privacy control: This SPD-Smart solution enables instant and precise dimming from clear to very dark, plus an opaque white or dark feature for privacy and enjoying soft, diffused daylight through the EDW.

●	Interactive: Vision System’s Info-Vision is the first smart information window integrating SPD-Smart and electroluminescent technologies. This economical innovation, for use in windows and cabin dividers, provides passengers with travel and other information right on the window. The tint of the Info-Vision EDW can automatically adjust in real-time, providing optimal contrast and readability.

●	Cabin Divider: The Nuance V2 cabin divider enables adjustable levels of privacy between classes, and allow flight attendants the ability to view multiple cabins whenever needed.

For more information about Vision Systems at NBAA, please see Vision Systems press release. Vision Systems said, “Vision Systems’ EDWs offer many advantages over other systems… they provide infinite variable shading from fully clear to an extremely dark state and instant response time. They automatically switch to their darkest possible state when unpowered, keeping the interior cooler on the tarmac and reducing air conditioning consumption… Vision Systems’ EDWs also deliver a weight reduction of about 30 percent compared with motorized shades… and have no moving parts, reducing maintenance costs and downtime.”

Vision Systems collaborates on offering SPD-Smart solutions with PPG Aerospace, the leader in aerospace transparencies. This week, an aerospace publication article on Vision Systems remarked, “Vision Systems recently reached an agreement with PPG to collaborate on developing new applications for Nuance V2 and Info-Vision.”

Aircraft windows and interior designs using Research Frontiers’ patented SPD-Smart light-control technology can be seen at the Vision Systems booth (#1964), PPG Aerospace booth (#3005), Lufthansa Technik’s booth (#3435), and on aircraft manufactured by Textron, HondaJet, Eclipse, Epic, Eurocopter, Bell Helicopter and others.

Details are noted in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Research Frontiers press release is also available on the Company’s website at www.SmartGlass.com and at various other places on the internet.

This report and the press releases referred to herein may include statements that may constitute “forward-looking” statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as “believe”, “estimate”, “project”, “intend”, “expect”, or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and several business factors. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Research Frontiers Press Release dated October 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Seth L. Van Voorhees
	By:	Seth L. Van Voorhees
	Title:	CFO and VP, Business Development

Dated: October 19, 2018